Exhibit 99.1

Tyra Biosciences Reports Third Quarter 2026 Financial Results and Recent Highlights

Reported initial Phase 2 SURF302 results for oral dabogratinib in FGFR3-altered low-grade IR NMIBC patients

Completed $400 million financing, providing additional capital to advance dabogratinib’s 3x3 strategy

Cash runway through 2030 with cash, cash equivalents and marketable securities of $700.5 million as of September 30, 2026

CARLSBAD, Calif., November 10, 2026 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in Fibroblast Growth Factor Receptor (FGFR) biology, today reported financial results for the third quarter ended September 30, 2026, and highlighted recent corporate progress.

“2026 has been a defining year for TYRA. With the initial results from SURF302 in the ablative setting, we believe dabogratinib has the potential to be the first oral FGFR3-selective inhibitor in intermediate-risk non-muscle invasive bladder cancer (IR NMIBC), reinforcing our conviction in the potential of precision FGFR3 inhibition to fundamentally change the treatment paradigm for patients,” said Todd Harris, PhD, President and Chief Executive Officer of TYRA. “For too long, patients have faced a cycle of repeated procedures and surveillance, often simply waiting for their cancer to recur. We believe dabogratinib has the potential to break this cycle by offering a differentiated, first-in-class oral product candidate that could transform how patients and physicians manage this chronic, recurrent disease.”

Dr. Harris continued, “With a strengthened balance sheet following our $400 million financing, TYRA is entering its next phase of growth from a position of strength. We now have the financial resources to advance our dabogratinib 3x3 strategy through late-stage clinical development. As we prepare for regulatory engagement and planned Phase 3 development, we believe the opportunity for a highly selective, oral FGFR3 inhibitor has never been clearer. We look forward to building on our recent momentum as we work to establish dabogratinib as a potentially transformative therapy for patients with FGFR3-driven diseases.”

Third Quarter and Recent Corporate Highlights

Dabogratinib 3x3 Strategy

During the third quarter of 2026, TYRA achieved a significant milestone in its dabogratinib 3x3 strategy with initial clinical results in IR NMIBC. The strategy is focused on advancing oral dabogratinib, an investigational FGFR3-selective inhibitor, across three potentially pivotal development programs in low-grade upper tract urothelial carcinoma (LG-UTUC), low-grade IR NMIBC and achondroplasia (ACH).

•
Phase 2 IR NMIBC Study – SURF302. In September 2026, TYRA reported initial results from SURF302 (data cutoff as of August 31, 2026), its Phase 2 ablative study evaluating oral dabogratinib in patients with FGFR3-altered low-grade IR NMIBC.
•
At 60 mg QD, oral dabogratinib demonstrated a 79% overall response rate (ORR) and 64% best overall response (BOR) complete response (CR) rate among participants with single and multiple marker lesions (n=14).
•
Among participants with a single marker lesion (n=8), 60 mg QD demonstrated a 100% ORR and 75% BOR CR rate, supporting the planned Phase 3 adjuvant strategy.

•
Initial safety and tolerability results were favorable across both dose cohorts (n=44), with no clinically significant hyperphosphatemia, nail toxicity or ocular toxicity observed. There were no Grade 3 treatment-related adverse events at 60 mg QD.
•
TYRA has completed enrollment in the 60 mg QD cohort and is enrolling a 70 mg QD cohort to further explore oral dabogratinib's potential in the ablative setting.
•
TYRA is advancing preparations for registrational development, including planned engagement with health authorities regarding design of a Phase 3 adjuvant study. Initiation of the study is expected in 2027, subject to regulatory feedback.
•
Phase 2 LG-UTUC Study – SURF303. SURF303 is a Phase 2a/b, multicenter, open-label study designed with pivotal intent to evaluate the efficacy and safety of oral dabogratinib at two QD doses (60 mg and 80 mg) in participants with LG-UTUC. In September 2026, TYRA reported that the first participant treated in SURF303 achieved a complete response (CR) at the 3-month assessment with 60 mg QD, with no observed treatment-emergent adverse events as of the August 31, 2026 data cutoff. TYRA continues to advance enrollment and expects to report additional clinical results in 2027.
•
Phase 2 ACH Study – BEACH301. BEACH301 is a Phase 2, multicenter, open-label, dose-escalation/dose-expansion study evaluating oral dabogratinib in children ages 3 to 10 with ACH. The study has advanced through five dose levels in the safety sentinel cohort. Given the favorable safety data seen to date across dose levels 1 through 5, the Data Safety Monitoring Committee authorized the opening of a sixth dose level to evaluate 0.875 mg/kg in the safety sentinel cohort. Initial results from the safety sentinel cohort, including six-month annualized height velocity and safety data, representing approximately 25 children in aggregate, are expected in 2027.

Corporate

•
Completed $400 Million Financing. In September 2026, TYRA completed an underwritten public offering of common stock and pre-funded warrants with gross proceeds of approximately $400 million, before underwriting discounts, commissions and offering expenses. The financing was led by RA Capital Management, with participation from new and existing institutional investors. Together with existing cash resources, the financing is expected to support execution of the Company's dabogratinib 3x3 strategy, as well as ongoing research and development activities, through 2030.

SNÅP Platform and Pipeline

•
TYRA continued to advance its in-house precision medicine discovery engine, SNÅP, used to develop therapies in targeted oncology and genetically defined conditions.

Third Quarter Financial Results

•
Cash, Cash Equivalents and Marketable Securities. As of September 30, 2026, TYRA had cash, cash equivalents and marketable securities of $700.5 million. Following its September 2026 financing, the Company expects its current financial resources to fund planned operations through 2030.
•
Research and Development (R&D) Expenses. R&D expenses for the three months ended September 30, 2026 were $43.1 million compared to $25.5 million for the same period in 2025. The increase was primarily driven by dabogratinib development activities supporting the ongoing SURF303, SURF302 and BEACH301 clinical trials. The remaining increase was driven by personnel expenses, primarily due to headcount growth to support expanding clinical and development activities, and expenses for facilities and other costs.
•
General and Administrative (G&A) Expenses. G&A expenses for the three months ended September 30, 2026 were $11.7 million compared to $7.5 million for the same period in 2025. The increase primarily related to higher compensation and other personnel costs, driven by headcount growth.
•
Net Loss. Third quarter net loss was $51.1 million compared to $29.9 million for the same period in 2025.

Upcoming Anticipated Clinical Milestones:

•
IR NMIBC: Phase 3 adjuvant study initiation; additional Phase 2 ablative study results – 2027
•
LG-UTUC: Initial Phase 2 results – 2027
•
ACH: Initial Phase 2 results from safety sentinel cohort – 2027

About Dabogratinib (formerly TYRA-300)

Dabogratinib is TYRA’s lead precision medicine candidate stemming from its in-house SNÅP platform. Dabogratinib is an investigational, oral, FGFR3-selective inhibitor currently in Phase 2 development for the treatment of urologic cancers and skeletal dysplasias, specifically LG-UTUC, low-grade IR NMIBC and ACH. We believe dabogratinib was the first orally available, FGFR3-selective inhibitor to enter clinical development, and it has been studied in more than 200 individuals to date across multiple clinical and healthy volunteer studies.

Oral dabogratinib is currently advancing in three Phase 2 clinical trials for LG-UTUC (SURF303), low-grade IR NMIBC (SURF302), and ACH (BEACH301). The FDA has granted Orphan Drug Designation and Rare Pediatric Disease Designation to oral dabogratinib for the treatment of achondroplasia.

Please visit the Patients page of our website for more information on our clinical trials.

About Tyra Biosciences

Tyra Biosciences, Inc. (Nasdaq: TYRA) is a clinical-stage biotechnology company focused on developing next-generation precision medicines that target large opportunities in FGFR biology. TYRA’s in-house precision medicine platform, SNÅP, enables rapid and precise drug design through iterative molecular SNÅPshots that help TYRA design and predict which candidates may demonstrate the highest potency, selectivity and tolerability in the clinic. TYRA’s expertise in FGFR biology has created a differentiated pipeline with clinical-stage programs in targeted oncology and genetically defined conditions. TYRA’s lead precision medicine stemming from SNÅP, oral dabogratinib, is a potential first-in-class selective FGFR3 inhibitor in development for LG-UTUC, low-grade IR NMIBC and ACH. TYRA is also developing TYRA-430, an oral, investigational FGFR4/3-biased inhibitor for FGF19+/FGFR4-driven cancers, in the SURF431 study for advanced hepatocellular carcinoma, and TYRA-200, an oral, investigational, FGFR1/2/3 inhibitor, in the SURF201 study for metastatic intrahepatic cholangiocarcinoma. TYRA is based in Carlsbad, CA.

For more information about our science, pipeline and people, please visit www.tyra.bio and engage with us on LinkedIn.

Forward-Looking Statements

TYRA cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the expected advancement of our pipeline and our growth; the potential to execute on our dabogratinib 3x3 strategy; the potential to develop next-generation precision medicines and their potential to be first-in-class; the potential safety and therapeutic benefits of, and market opportunities for, our product candidates; the expected trial design, timing and phase of development of our product candidates, including timing for data readouts and patient dosing and the potential for trials to be registrational; the potential for SNÅP to develop therapies; and our expected cash runway. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: initial or interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, as follow-up on the outcome of any particular patient continues and as more patient or final data becomes available, including the risk that unconfirmed responses may not ultimately result in confirmed responses to treatment after follow-up evaluations; the potential for proof-of-concept results to fail to result in successful subsequent development of oral dabogratinib; later developments with the FDA may be inconsistent with prior feedback from the FDA; we are early in our development efforts, and the approach we are taking to discover and develop drugs based on our SNÅP platform is novel and unproven and it may never lead to product candidates that are successful in clinical development or approved products of commercial value; potential delays in the commencement, recruitment, enrollment, data readouts and completion of preclinical studies and clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our dependence on third parties in connection with manufacturing, research and preclinical testing; we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; acceptance by the FDA of INDs or of similar regulatory submissions by comparable foreign regulatory authorities for the conduct of clinical trials of our product candidates; an accelerated development or approval pathway may not be available for oral dabogratinib or other product candidates and any such pathway may not lead to a faster development process; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization; the potential for our programs and prospects to be negatively impacted by developments relating to our competitors, including the results of studies or regulatory determinations relating to our competitors; regulatory and legislative developments in the United States and foreign countries, including with respect to healthcare and trade policies; we may not realize the benefits associated with Orphan Drug Designation or Rare Pediatric Disease Designation; our ability to obtain and maintain intellectual property protection for our product candidates and proprietary technologies; we may use our capital resources sooner than we expect; geopolitical instability, war, inflation and interest rate changes; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio

Tyra Biosciences, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2026	2025

Assets
Current assets:
Cash and cash equivalents	$456,016	$77,387
Marketable securities	244,532	178,616
Prepaid expenses and other current assets	11,070	9,447
Total current assets	711,618	265,450
Restricted cash	884	1,000
Property and equipment, net	1,084	1,314
Right-of-use assets	5,179	5,573
Other long-term assets	8,761	9,272
Total assets	$727,526	$282,609
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,301	$1,178
Lease liabilities, current	521	472
Accrued expenses and other current liabilities	25,917	16,444
Total current liabilities	29,739	18,094
Lease liabilities, noncurrent	4,943	5,338
Total liabilities	34,682	23,432
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	5
Additional paid-in capital	1,201,364	630,037
Accumulated other comprehensive income (loss)	(1,284)	393
Accumulated deficit	(507,243)	(371,258)
Total stockholders’ equity	692,844	259,177
Total liabilities and stockholders’ equity	$727,526	$282,609

Tyra Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$43,144	$25,469	$115,812	$74,742
General and administrative	11,741	7,475	30,075	21,504
Total operating expenses	54,885	32,944	145,887	96,246
Loss from operations	(54,885)	(32,944)	(145,887)	(96,246)
Other income:
Interest and other income, net	3,763	3,076	9,902	10,133
Total other income	3,763	3,076	9,902	10,133
Net loss	(51,122)	(29,868)	(135,985)	(86,113)
Unrealized gain (loss) on marketable securities, net	(704)	6	(1,677)	(328)
Comprehensive loss	$(51,826)	$(29,862)	$(137,662)	$(86,441)
Net loss per share, basic and diluted	$(0.74)	$(0.50)	$(2.07)	$(1.45)
Weighted-average shares used to compute net loss per share, basic and diluted	69,082,673	59,670,757	65,633,506	59,523,977